Exhibit 5.1

October 15, 2013

Coastal Contacts Inc.

2985 Virtual Way

Suite 320

Vancouver, BC V5M 4X7

Re:                             Form S-8 Registration Statement

Coastal Contacts Inc. 2013 Amended and Restated Stock Option Plan

Dear Sirs:

We act as counsel for Coastal Contacts Inc., a corporation organized under the laws of Canada (the “Company”), and are familiar with the proceedings taken by the Company in connection with the common shares of the Company (the “Shares”) offered under the provisions of the Company’s Amended and Restated Stock Option Plan (the “Plan”), as described in the Registration Statement (the “Registration Statement”) on Form S-8 to be filed by the Company under the United States Securities Act of 1933 (the “Act”), as amended, with the United States Securities and Exchange Commission.

As counsel to the Company, in connection with this opinion, we have examined the Company’s Articles of Incorporation dated December 14, 2000, as amended, and its By-laws, both in such form as attached to a certificate of an officer of the Company dated as of October 14, 2013, and delivered to us in connection with, this opinion; such other records of the corporate proceedings of the Company as we deem relevant; and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that all necessary corporate action has been taken by the Company to authorize the issuance of the Shares upon the exercise of options granted pursuant to and in accordance with the Plan and that, when such Shares are issued in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We express no opinion herein as to the laws of any jurisdiction other than the Province of British Colombia and the federal laws of Canada applicable therein which are in effect on the date hereof. No opinion is expressed herein with respect to any federal or state law of the United States.

We understand that you wish to file this opinion letter as an exhibit to the Registration Statement, and we hereby consent thereto. Such consent is not an admission that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,
/s/ Cassels Brock & Blackwell LLP